EXHIBIT 6.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is effective as of June ____, 2018, by and between GABRIEL CAPITAL MANAGEMENT, LLC, a Delaware limited liability company having its principal place of business at 1 International Blvd, Suite 901, Mahwah, New Jersey 07495 (the “Seller”), and DROPSHIPPERS.COM LLC, a Wyoming limited liability company, having an address at 822 West Shore Drive, Kinnelon, New Jersey 07450 (the “Buyer”). The Seller and Buyer shall sometimes hereinafter be referred to individually as a “Party” and collectively, as the “Parties”.

RECITALS

A. Seller is engaged in, among other things, the marketing, promotion and sale of business-to-business products related to customer relationship management (“CRM”) systems that allow businesses to manage business relationships and the data and information associated with them (collectively, the “Business”).

B. Seller is the sole and exclusive owner of the Assets (as defined below), including but not limited to the domain name ‘Snapforce.com’.

C. Buyer desires to purchase all rights of Seller in and to all of the Assets of Seller related to the Business on the terms and subject to the conditions contained herein.

D. Seller will sell such Assets to Buyer and Buyer will acquire all of the Assets of Seller related to the Business for the consideration provided for herein based on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties, and the foregoing Recitals, all of which are incorporated herein by reference, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

“Affiliate” as used herein shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“Agreement” has the meaning set forth in the Introductory Paragraph.

“Ancillary Agreements” as used herein shall mean, collectively, the Bill of Sale and General Assignment, the Assumption Agreement, the Trademark Assignment, the Copyright Assignment, Domain Name Assignment and Non-Compete Agreement.

“Assets” has the meaning set forth in Section 2.1.

“Assigned Contracts” as used herein shall mean the agreements, contracts or commitments (whether written or oral) described in Schedule 2.1(a) hereto, or portions thereof, as applicable, and their associated intangible rights related to the Business, if any, solely to the extent assignable.

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“Assumed Liabilities” as used herein shall have the meaning set forth in Section 2.3(a) hereto.

“Assumption Agreement” has the meaning set forth in Section 6.2(c).

“Bill of Sale” as used herein shall have the meaning set forth in Section 6.2(b).

“Business” as used herein shall have the meaning set forth in the recitals hereto.

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in New York, New York.

“Buyer” has the meaning set forth in the Introductory Paragraph.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” as used herein shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Content” as used herein shall mean any text, images, video, audio (including music used in time relation with text, images or video), data, products, services, advertisements, promotions, links, banners, signage, applets, pointers, technology and Software as it relates to the Business only.

“Contract” as used herein shall mean any agreement, Lease, debenture, note, bond, evidence of Indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral) relating to the Business.

“Copyright Assignment” as used herein shall have the meaning set forth in Section 6.2(f).

“Copyright Rights” as used herein shall mean all copyright registrations and renewals thereof (including registration numbers), copyright applications (including application numbers) and all licenses or other rights to use copyrights, in each case used or held for use in connection with the Business or necessary to conduct the Business.

“Customer List” as used herein shall mean all customer lists relating to the Business, including, customer name and all contact information, such as email and physical address and phone numbers as well as demographic information, and credit records, adoption lists or similar records of all sales and potential sales of the Seller, if any, in each instance solely to the extent relating to the Business.

“Damages” means any and all actions, lawsuits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, dues, liabilities, obligations, taxes, liens, assessments, levies, losses, fines, penalties, damages, third party claims, costs, fees and expenses, including attorneys’, accountants’, investigators’, and experts’ fees and expenses incurred in investigating or defending any of the foregoing.

“Domain Names” as used herein means those Domain Names set forth in Schedule 4.1(g)(iii).

“Domain Name Assignment” as used herein has the meaning set forth in Section 6.2(d).

“Encumbrances” means any and all claims, licenses, liens, security interests, pledges, charges, mortgages, indentures, deeds of trust, judgments, conditional sale agreements, encumbrances, rights of third parties and any other defect in title or restriction of any kind or nature whatsoever, whether arising by agreement, operation of law or otherwise.

“Environment” means all air, surface water, groundwater or land (including land surface or subsurface) including all fish, wildlife and biota and all other natural resources.

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“Environmental Law” means any and all Laws, Orders or Contracts with any Governmental Entity, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is or was a member of a controlled group (within the meaning of section 412(n)(6)(B) of the Code) that includes, or at any time included, the Seller or any of its predecessors.

“Excluded Assets” as used herein shall have the meaning set forth in Section 2.2 hereto.

“Governmental Entity” as used herein shall mean any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body to the extent that the rules, regulations or orders of such body have the force of Law

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes” or “contaminants” or words of similar import under any Environmental Law.

“Indebtedness” means, with respect to Seller: (i) all obligations, whether or not contingent, of such Seller for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of Seller evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of Seller representing the balance of deferred purchase price of property or services, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Seller, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by Seller (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by Seller regardless of whether the indebtedness secured thereby shall have been assumed by Seller or is non-recourse to the credit of Seller, and (vii) all indebtedness referred to in the immediately preceding clauses (i) through (vi) of any other Person that is guaranteed, directly or indirectly, by Seller.

“Intellectual Property” as used herein shall mean with respect to the Business: all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications (either filed or in preparation for filing) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and re-examinations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, and registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet Rights and all Content embodied in all World Wide Web sites and World Wide Web pages found at URLs containing such Internet Rights, (iv) all copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing, (v) confidential and proprietary information, trade secrets, know-how (whether patentable or unpatentable and whether or not reduced to practice), processes and techniques, and research and development information, ideas, technical data, designs, drawings and specifications, (vi) Software and Technology, (vii) coded values, formats, data (including data collected from, through or otherwise by means of the Internet Rights or the Internet) and historical or current databases, in each case whether or not copyrightable, (viii) other proprietary rights relating to any item described in the immediately preceding clauses (i) through (vii), including associated goodwill, remedies against infringements thereof and rights of protection of an interest therein under the Laws of all jurisdictions, and (ix) copies and tangible embodiments of any item described in the immediately preceding clauses (i) through (viii).

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“Internet Rights” as used herein shall mean all domain name registrations used, owned or reserved by the Seller in connection with the Business or necessary to conduct the Business as set forth on Schedule 4.1(g)(iii) hereto.

“Inventory” as used herein shall mean the entire inventory of the Seller relating to the Business, including, but not limited to, all assembled and salable or otherwise useable inventory of, all sample materials, all materials and supplies, all work in process relating to the Business whether located at Seller or third-party facilities.

“Knowledge” means the actual knowledge after due inquiry of Seller or its principal Richard J. Gabriel.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Liability” means all Indebtedness, obligations and other liabilities of Seller, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all interest, court costs, fees and reasonable expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment or pursuit of rights to indemnification).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the Business or the Assets.

“Non-Compete Agreement” has the meaning set forth in Section 6.2(g).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

“Permits” means all permits, licenses, franchises, exceptions, registrations, certificates, approvals, consents or other similar authorizations affecting, or relating in any way to, the Assets or the Business.

“Person” means any individual, general or limited partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

“Purchase Price” has the meaning set forth in Section 3.1.

“Retained Liabilities” has the meaning set forth in Section 2.3(b).

“Sale Proceeds” has the meaning set forth in Section 3.1.

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“Seller” has the meaning set forth in the Introductory Paragraph.

“Site” means any real property currently or previously owned, leased or operated by the Seller or any of its predecessors, including all soil, subsoil, surface water and groundwater thereat.

“Software” means all computer software relating to the Business, including source code, object code, machine-readable code, HTML, program listings, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity.

“Tax Returns” means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Technology” means the plans, designs, research data, inventions (whether patentable or unpatentable and whether or not reduced to practice), trade secrets and other proprietary know-how, recipes, formulae and manufacturing production and processes, techniques, operating manuals, drawings, technology, manuals, data, records, procedures, research and development records, supplier lists, pricing and cost information, business and marketing plans and proposals, and all licenses or other rights to use any technical information, know-how and trademarks of others developed for the Business, used or held for use in connection with the Business or necessary to conduct the Business.

“Trademark Assignment” has the meaning set forth in Section 6.2(e).

“Transfer Taxes” means sales, use, value added, excise, registration, documentary, stamp, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

Section 1.2 References. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. Any reference in this Agreement to an “Article,” “Section,” “Schedule” or “Exhibit” refers to the corresponding article, section, schedule or exhibit of or to this Agreement, unless the context indicates otherwise. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

Section 1.3 Other Construction Rules. All pronouns and any variations thereof shall be construed to refer to such gender and number as the identity of the Person or Persons may require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Words such as “hereof,” “herein,” “hereunder,” and “hereinafter,” refer to this Agreement as a whole, unless the context otherwise requires.

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ARTICLE II PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions in this Agreement, and in reliance upon the representations, warranties, covenants and agreements made herein by the Seller, Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to Business and all assets and properties of every kind, nature, character and description (whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, which either have been created in connection with the Business or are operated, owned, leased, used or held for use by the Seller in connection with the Business, other than the Excluded Assets (collectively, the “Assets”), free and clear of all Encumbrances. Without limiting the foregoing, the Assets include all of the Seller’s right, title and interest in and to the following:

(a) all Contracts and their associated intangible rights related to the Business, including, but not limited to, Software development Contracts, Software licenses, distribution agreements, art and photography agreements and licenses, and vendor, printing and supply agreements, and all Contracts set forth on Schedule 2.1(a) (collectively, the “Assigned Contracts”);

(b) all original and digital artwork, film plates, film, camera-ready copy, master tapes, CD-ROM masters, source code, documentation, archived materials, files (in both electronic and hard copy format) and other reproductive materials related to the Business, including all Software developed or being developed by or on behalf of the Seller for use in connection with the Business, and any other Content and any revisions or revision plans thereof in print or digital form;

(c) all sales, support and promotional materials, advertising materials and production and marketing files and records, in each case related to the Business;

(d) all Customer Lists and credit records or similar records of all sales and potential sales of products in connection with the Business, sales, promotion, royalty, manufacturing and production files and records, and all other files and records related to the Business;

(e) all Intellectual Property related to the Business;

(f) all prepaid expenses and advances paid by the Seller to third parties prior to the Closing Date in respect of the Business;

(g) all equipment, instruments, furniture and office products, computer hardware and other similar fixed and tangible assets set forth in Schedule 2.1(g);

(h) all Inventory related to the Business;

(i) all research data concerning historic and current research and development efforts related to the Business; and

(j) any other assets, properties or rights of the Seller related to the Business, except to the extent identified herein as an Excluded Asset.

For the avoidance of doubt, the Parties acknowledge and agree that, upon the consummation of the transaction contemplated by this Agreement, Buyer shall have the right to use, enjoy and/or dispose of the Assets in any manner that it sees fit, without interruption by or interference from Seller.

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Section 2.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets and properties of the Seller (the “Excluded Assets”) shall be excluded from, and shall not constitute, Assets:

(a) cash, commercial paper, certificates of deposit, bank deposits, treasury bills and other cash equivalents;

(b) all insurance policies relating to the operation of the Business;

(c) all of the Seller’s right, title and interest in and to tax credits and prepaid taxes;

(d) all of the Seller’s right, title and interest in and to those items set forth on Schedule 2.2;

(e) all receivables with respect to sales made in connection with the Business prior to the Closing Date;

(f) all real property owned or leased by the Seller; and

(g) the corporate minute books and stock transfer books of the Seller;

Section 2.3 Assumed and Retained Liabilities.

(a) Assumed Liabilities. The Buyer shall assume and discharge when due all obligations (i) of the Seller under the Assigned Contracts arising and to be performed on or after the Closing Date, and (ii) arising from the conduct of the Business following the Closing (collectively, the “Assumed Liabilities”).

(b) Retained Liabilities. Except as expressly provided in Section 2.3(a), the Buyer assumes no Liabilities relating to the Business, the Assets or the Seller. All such Liabilities, including without limitation Liabilities of any kind with respect to employees, compensation, Plans, current or long-term debt, accrued interest, Taxes (including any Taxes that may arise from the execution of this Agreement or the consummation of the transactions contemplated hereby), royalty obligations and licensing fees accruing prior to the Closing, Actions, and claims for injuries to Persons or property or damages to the Environment (collectively, the “Retained Liabilities”), are, and shall at all times remain, the Liabilities of the Seller. The Seller hereby covenants to discharge in full in a timely manner all of the Retained Liabilities; provided, however, that nothing contained herein shall prevent the Seller from contesting in good faith any of the Retained Liabilities against any third party so long as such contest does not result in a claim of liability or Lien against the Buyer or any of its assets and properties.

Section 2.4 To the extent that any of the Assets is not assignable without the consent, waiver or approval of another Person and such consent, waiver or approval has not been obtained before or at the Closing, this Agreement shall not constitute an assignment or an attempted assignment of such Asset by the Seller or an assumption or an attempted assumption of such Asset by the Buyer. The Seller shall use its commercially reasonable efforts to obtain such consents, waivers and approvals as soon as practicable following the date hereof and the Buyer shall cooperate with and assist the Seller to this end; provided, however, that the Seller shall take no action to seek such consent, waiver or approval without prior consultation with or approval by the Buyer and the Buyer shall not be required to pay any sums in connection therewith. If any such consent, waiver or approval shall not be obtained, then the Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide the Buyer with the benefits intended to be assigned to the Buyer with respect to the underlying Asset, including in the case of any Asset that is a Contract, enforcement for the account of the Buyer of any and all rights of the Seller against any other party to such Contract arising out of the breach, nonfulfillment or cancellation thereof by such other party or otherwise.

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ARTICLE III

PURCHASE PRICE AND CLOSING

Section 3.1 Purchase Price. The purchase price for the Assets (the “Purchase Price”) is equivalent of the sum of $750,000 (the “Sale Proceeds”), which is payable on the Closing Date (as defined below) in the form of the issuance of tokens resulting from the pending ICO in the amount of ¼ of 1% of the value of the raise of $30,000,000.00 to an account designated by Seller. In the event the value of the raise amounts to $20,000,000.00 (resulting in tokens being issued to Seller having an equivalent value of $500,000.00, then Buyer shall pay Seller the difference of $250,000.00 in US Dollars.

Section 3.2 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) contemporaneously with the full execution and delivery of this Agreement or on such other date, or at such other time or place, as shall be mutually agreed upon by the parties, subject, however, to the provisions of Section 8. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

Section 3.3 Intentionally Omitted.

Section 3.4 Allocation of Purchase Price. The Buyer and the Seller shall, at the Closing, jointly prepare the Internal Revenue Service Form 8594 to report the allocation of the Purchase Price. The Buyer and the Seller shall report all Taxes that arise out of the transactions contemplated in the transaction documents in a manner consistent with the allocation set forth in Schedule 3.4.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations, Warranties and Agreements of Seller. To induce Buyer to enter into this Agreement, the Seller represents and warrants to Buyer that the statements contained in this Section 4.1 are true and correct as of the date hereof:

(a) Authority; Enforceability. Seller has full power and authority to enter into and perform its respective obligations under this Agreement and each instrument or agreement contemplated hereunder to be executed and delivered by such Seller at the Closing (together, the “Seller Ancillary Agreements”). The execution, delivery and performance of this Agreement and each Seller Ancillary Agreement and the consummation by Seller of the transactions contemplated in this Agreement and each Seller Ancillary Agreement to which it is a Party has been duly and validly approved by all necessary action on the part of Seller. No other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and Seller Ancillary Agreements. This Agreement and Seller Ancillary Agreements have been duly executed and delivered by Seller and constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the creation or imposition of any Lien upon the Assets under any agreement or commitment to which the Seller is a party or by which the Seller is bound, or to which Assets are subject, or (ii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

(c) Consents. No consent, authorization, order or approval of’, notice to, or filing or registration with, any person, entity or governmental authority is required for or in connection with the execution and delivery of this Agreement or any Seller Ancillary Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or thereby; except for such consents, authorizations, orders, approvals, filings or registrations which shall have been obtained on or prior to the date hereof.

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(d) No Conflicts. The execution, delivery and performance of this Agreement by Seller does not and will not, (i) conflict with or result, in any violation of or default under (with or without notice or a lapse of time, or both), or give to others any rights, options, rights of first refusal, rights to purchase or interests of any other kind, or require any consent, approval or waiver from any person pursuant to, (A) any contract or agreement to which Seller is a party, or any contract applicable to any or their respective properties or assets, or any other material obligation to which Seller is bound or by which any of their respective assets or properties are bound, subject to or affected, or (B) any law or governmental order applicable to Seller or its assets or properties or (ii) result in the creation of any Encumbrance on the Assets. Neither the execution and delivery or this Agreement, nor the consummation by Seller of the transactions contemplated hereby or thereby will conflict with or constitute a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award, to which Seller is a party or by which Seller is bound.

(e) Ownership of Assets.

(i) The Assets are owned solely by Seller. Seller is the sole owner and has good and marketable legal and beneficial world-wide title to all of the Assets free and clear of any and all Encumbrances. Seller has no actual knowledge of any third parties claiming an interest in or to the Assets, and there is no agreement, option or other right or privilege outstanding in favor of any person for the purchase from the Seller of the Business or any of the Assets. The Assets constitutes all of the assets, rights and interests reasonably required for the continued conduct of the Business by Buyer. No asset, right or interest used in connection with the Business is owned by any person other than Seller. Upon delivery of the Assets on the Closing Date, Buyer shall be the sole, true and lawful owner of the Assets, free and clear of all Encumbrances.

(ii) All of the Assets are in good repair and operating condition, ordinary wear and tear excepted.

(iii) Other than the representations and warranties expressly set forth herein, Seller makes no other representations or warranties regarding Tangible Personal Property or the profitability or revenue derived therefrom.

(f) Litigation. Except as disclosed on Schedule 4.1(f), there is no private or governmental action, suit, proceeding, claim, judgment, mediation, arbitration or investigation (collectively, a “Claim”) pending before any Governmental Entity, or threatened in writing, or to the Knowledge of Seller, otherwise threatened against Seller or its Assets or properties, nor, to the Knowledge of Seller, is there any reasonable basis for a Claim to be made. As of the Closing Date, there is no judgment, decree, writ, award, temporary or permanent injunction, stipulation, determination or order against Seller or any of its respective properties or assets that would impact the ability Seller to consummate the transaction contemplated in this Agreement and each Seller Ancillary Agreement.

(g) Intellectual Property.

(i) Schedule 4.1(g)(i) sets forth all trademarks, trade names and service marks, and registrations thereof and applications therefor, and any and all licenses or other rights to use any such marks or names, in each case used or held for use in connection with the Business or necessary to conduct the Business (collectively, the “Trademark Rights”). Except as set forth on Schedule 4.1(g)(i), (i) the Seller owns or is licensed or has a valid and subsisting right to use the Trademark Rights as currently used in the conduct of the Business, free and clear of all Liens (except Permitted Liens), equities and other restrictions, (ii) all of the Trademark Rights owned by the Seller are free and clear of any Liens and other encumbrances and rights of third parties which would restrict the Buyer’s right to use such Trademark Rights following the Closing, (iii) there are no license or sublicense Contracts in effect respecting any of the Trademark Rights, and (iv) neither the Seller nor any of the Trademark Rights infringes, violates or constitutes a misappropriation of any Intellectual Property or other right of any Person, no Person is infringing, violating or misappropriating any of the Trademark Rights, and there is no pending or, to the Seller’s Knowledge, threatened claim by or against the Seller with respect to any of the Trademark Rights or the use thereof and no valid basis exists for any such claim.

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(ii) Schedule 4.1(g)(ii) sets forth all copyright registrations and renewals thereof (including registration numbers), copyright applications (including application numbers) and all licenses or other rights to use copyrights, in each case used or held for use in connection with the Business or necessary to conduct the Business (collectively, the “Copyright Rights”). Except as set forth on Schedule 4.1(g)(ii), (i) the Seller owns or is licensed or has a valid and subsisting right to use the Copyright Rights as currently used in the conduct of the Business, free and clear of all Liens (except Permitted Liens), equities and other restrictions, (ii) all of the Copyright Rights owed by the Seller are free and clear of any Liens and other encumbrances and rights of third parties which would restrict the Buyer’s right to use such Copyright Rights following the Closing, (iii) there are no license or sublicense Contracts in effect respecting any of the Copyright Rights, and (iv) neither the Seller nor any of the Copyright Rights infringes, violates or constitutes a misappropriation of any Intellectual Property or other right of any Person, no Person is infringing, violating or misappropriating any of the Copyright Rights, and there is no pending or, to the Seller’s Knowledge, threatened claim by or against the Seller with respect to any of the Copyright Rights or the use thereof and no valid basis exists for any such claim.

(iii) Schedule 4.1(g)(iii) sets forth all domain name registrations used, owned or reserved by the Seller in connection with the Business or necessary to conduct the Business (the “Internet Rights”). There are no domain names associated with the Business other than those set forth on Schedule 4.1(g)(iii). Except as disclosed in Schedule 4.1(g)(iii), (i) the Seller owns, is licensed or has the right to use and transfer the Internet Rights as currently used in the conduct of the Business, free and clear of all Liens (except Permitted Liens), equities and other restrictions, (ii) all of the Internet Rights are valid and subsisting, free and clear of any Liens or rights of third parties which would restrict the Buyer’s right to use or transfer such Internet Rights following the Closing, (iii) there are no license or sublicense Contracts in effect respecting any of the Internet Rights, and (iv) neither the Seller nor any of the Internet Rights infringes, violates or constitutes a misappropriation of any Intellectual Property or other right of any Person, no Person is infringing, violating or misappropriating any of the Internet Rights, and there is no pending or, to the Knowledge of the Seller, threatened claim by or against the Seller with respect to any Internet Rights or the use thereof and no valid basis exists for any such claim.

(h) Liabilities. Except as and to the extent disclosed in Schedule 4.1(h), there are no Liabilities against, relating to or affecting the Seller or the Business or any of the Assets.

(i) Brokers’ Fees. No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller or any such Affiliate.

(j) Taxes.

(h) All Tax Returns of the Seller required to be filed on or before the date hereof have been duly and timely filed on or before such date, each such Tax Return is true, complete and correct, and all Taxes upon the Business, the Assets or the Seller that are due and payable, whether or not shown thereon, have been paid. There are no Tax Liens on any of the Assets, and there is no basis for the assertion of any such Tax Liens, other than for potential sales taxes for which Buyer is being indemnified and held harmless by Seller under Section 7. There are no actions or proceedings currently pending or, to the Knowledge of the Seller, threatened by any Taxing Authority against the Seller or the Assets. The Seller has not collected and remitted sales and use Taxes in any jurisdiction in which it does business as of the date hereof or has previously done business; provided, however, liability for such sales and use Taxes, if any, remains with the Seller and Buyer is indemnified and held harmless by Seller therewith under Section 7. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(ii) The Seller is not a party to any agreement extending the time within which to file any Tax Return. There is no dispute or claim concerning any Tax Liability of the Seller either (i) claimed or raised by any Tax Authority or (ii) otherwise Known to the Seller. No issues have been raised in any examination by any Tax Authority with respect to the Seller which reasonably could be expected to result in a proposed deficiency for any other period not so examined. To the Seller’s Knowledge, no claim has been made by a jurisdiction in which the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.

(iii) The Seller has not waived (and is not subject to a waiver of) any statute of limitations in respect of the payment of Taxes and has not agreed to any extension of time with respect to any Tax assessment or deficiency (other than with respect to limitation periods that have since expired).

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(iv) None of the Assets is property that is required to be treated as owned by any other person pursuant to the “safe harbor lease” provisions of former section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the Assets is “tax-exempt use property” within the meaning of section 168(h) of the Code.

(v) None of the Assets secures any debt, the interest on which is tax-exempt under section 103 of the Code.

(k) Compliance with Laws. Except as set forth on Schedule 4.1(j), the Seller is not in violation of, has not violated and, to the Knowledge of the Seller, is not under investigation with respect to any possible violation of, and has not been threatened to be charged with any violation of, any Order or Law applicable to the Seller, the Business or the Assets.

(l) Permits. Schedule 4.1(l) contains a true and complete list of all Permits used or held for use in the Business setting forth the function and expiration and renewal date of each. Each such Permit is valid and in full force and effect. The Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permit. The Seller has not received any notice of violation in respect of any such Permit and, to the Seller’s Knowledge, no proceeding is threatened to revoke or limit any such Permit. No such Permit will be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of the transactions contemplated hereby or by the Ancillary Agreements. The Seller has all Permits necessary to conduct the Business as currently conducted and as proposed to be conducted.

(m) Contracts

(i) Schedule 4.1(m) sets forth a true and complete list of all material Contracts of the Seller or the Business, including each of the following Contracts (whether or not material):

a. Contracts relating to or evidencing any Indebtedness of the Seller or the Business;

b. Contracts with any current Affiliate or current or former officer or director of the Seller;

c. Contracts relating to the Internet Rights;

d. partnership, limited liability company and joint venture Contracts involving the Seller or the Business;

e. Contracts providing for payments to or from the Seller of $10,000 or more in any consecutive twelve-month period, other than purchase orders entered into in the ordinary course of business consistent with past practice;

f. license, subsidiary rights, distribution, franchise, manufacturer’s agent or sales agency Contracts, or Contracts in respect of similar rights, granted to or held by or granted by the Seller or the Business;

g. Contracts that limits the freedom of the Seller or the Business to compete in any line of business, with any Person, in any geographical area or which could so limit the freedom of the Seller or the Business so to compete after the Closing;

h. Tax sharing Contracts or other arrangements;

i. confidentiality Contracts;

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j. Contracts relating to the disposition or acquisition of any assets or properties, other than dispositions or acquisitions of Inventory or purchase orders entered into in the ordinary course of business consistent with past practice;

(ii) The Seller has heretofore made available to the Buyer true and complete copies of each of the Contracts required to be disclosed on Schedule 4.1(m), including all amendments, waivers and modifications thereto. All Contracts required to be disclosed on Schedule 4.1(m) are valid and binding Contracts of the Seller, are in full force and effect in accordance with their respective terms, and neither the Seller nor, to the Knowledge of the Seller, any other party thereto, is (or with notice or lapse of time or both would be) in violation or breach of, or in default under, the terms of any such Contract.

(n) Benefit Plans; COBRA. All Benefit Plans are listed on Schedule 4.1(n). The Seller does not have and has not had any liabilities or obligations pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”).

(o) Affiliate Transactions. Except as disclosed on Schedule 4.1(r), (a) no Affiliate of the Seller provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and (b) the Business does not provide or cause to be provided any assets, services or facilities to any such Affiliate. Each of the transactions listed on Schedule 4.1(r) is engaged in on an arm’s-length basis.

(p) Inventory. The finished Inventory is salable or usable in the ordinary course of business and is not in excess of the normal purchasing patterns of the Seller as they relate to the Business. Schedule 4.1(s) lists the location of all Inventory and Schedule 4.1(s) lists all Inventory in transit, indicating the individual vendor thereof, together with estimated dates of delivery.

(q) Customers, Vendors and Suppliers. There is no actual or, to the Knowledge of the Seller, threatened termination, cancellation, limitation or any modification or change in business relationship of the Seller with any customer or group of customers of the Business. Within the six-month period prior to the date hereof, the Seller has not received any notice from any vendor or supplier of an item material to the Business that such vendor or supplier will not continue to make deliveries on the same price, quality and delivery terms and conditions consistent with past practices of such vendor or supplier. Schedule 4.1(t) sets forth the name of each vendor and other supplier who is engaged in performing work in connection with the Business as of the date hereof, together in each case with the amount due to such vendor or supplier upon completion of such work. There are no claims against the Seller to return merchandise by reason of alleged over-shipments, defective merchandise or otherwise in excess of $5,000 in the aggregate and, to the Knowledge of the Seller, there is no basis for any such claims. There is no merchandise in the hands of customers under an understanding that such merchandise would be returned other than pursuant to the Seller’s customary returns and refunds policy, a copy of which is attached hereto as Schedule 4.1(t).

(r) Disclosure. All material facts regarding the Business, the Assets and the Seller have been disclosed or made available to the Buyer in or in connection with this Agreement. No representation or warranty on the part of the Seller contained in this Agreement, and no statement contained in any of the Schedules or in any certificate, list or other writing furnished to the Buyer pursuant to any provisions of this Agreement, including pursuant to Section 4.1 hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.2 Representations and Warranties of Buyer. To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows:

(a) Authority; Enforceability. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated in this Agreement have been duly and validly approved by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

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(b) Consents. No consent, authorization, order or approval of, notice to, or filing or registration with, any person, entity or governmental authority is required for or in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of. the transactions contemplated hereby or thereby, except for consents, authorizations, orders, approvals, filings or registrations which shall have been obtained on or prior to the date hereof.

(c) No Conflicts. The execution, delivery and performance of this Agreement by Buyer does not and will not, conflict with or result in any violation of or default under (with or without notice or a lapse of time, or both), or give to others any rights, options, rights of first refusal, rights to purchase or interests of any other kind, or require any consent, approval or waiver from any person pursuant to, (A) any contract or agreement to which Buyer or its affiliates is party, or any contract applicable to any of their respective properties or assets, or any other material obligation to which Buyer or its affiliates are bound or by which any of their respective assets or properties are bound, subject to or affected, or (B) any law or governmental order applicable to Buyer or its affiliates or their respective assets or properties. Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby will conflict with or constitute a breach of any or the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award, to which any Buyer is a party or by which Buyer is bound.

(c) Due Diligence. The Buyer has, with the assistance of accountants and other professionals, conducted its own due diligence and investigation of the Assets and the Business and, without limiting the effect of the has agreed to proceed with the acquisition of the Assets and Business based on its own business judgment; provided, that, No investigation by Buyer or its advisors and representatives or other information received by Buyer or its representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Buyer’s Obligations. The obligation of Buyer to close the transaction contemplated hereby is subject to the fulfillment or all of the following conditions on or prior to the Closing Date:

(a) The Seller’s Representations and Warranties. The representations and warranties made by Seller in this Agreement and each Ancillary Agreement are true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

(b) The Seller’s Covenants. All covenants, agreements and other obligations of Seller to be performed hereunder through, and including on, the Closing Date shall have been fully performed.

(c) Required Consents. The Seller has obtained and delivered to the Buyer all consents to the performance by the Seller of its obligations under this Agreement and the Ancillary Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which the Seller is a party or by which any of its assets or properties are bound. Each such consent is in full force and effect as of the Closing Date and is not subject to the satisfaction of any condition that has not been satisfied or waived.

(d) Ancillary Agreements. The Seller has executed and delivered, or will, contemporaneously with the execution and delivery of this Agreement, execute and deliver, each of the Ancillary Agreements to which it is a party.

(e) Certificate of Non-Foreign Status. The Seller has executed and delivered, or will, contemporaneously with the execution and delivery of this Agreement, execute and deliver, a duly completed and executed certification pursuant to Section 1.445-2 of the Treasury regulations certifying that the Seller is not a foreign person.

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(f) Encumbrances. The Seller has delivered to the Buyer, or will, contemporaneously with the execution and delivery of this Agreement, deliver to the Buyer, releases and UCC-3 termination statements, in each case in recordable form, from all Persons holding Liens on the Assets.

(g) The Seller has delivered to the Buyer, or will, contemporaneously with the execution and delivery of this Agreement, deliver to the Buyer, each of the items described in Section 6.2.

Section 5.2 Conditions to Seller’s Obligations. The obligation of Seller to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

(a) Buyer’s Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement are true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

(b) Buyer’s Covenants. All covenants, agreements and other obligations of Buyer to be performed hereunder through, and including on, the Closing Date shall have been fully performed.

(c) Ancillary Agreements. The Buyer has executed and delivered, or will, contemporaneously with the execution and delivery of this Agreement, execute and deliver, each of the Ancillary Agreements to which it is a party.

(d) The Buyer has delivered to the Seller, or will, contemporaneously with the execution and delivery of this Agreement, deliver to the Seller, each of the items described in Section 6.3.

ARTICLE VI

CLOSING DELIVERIES

Section 6.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VI. All documents which Seller delivers shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel. All documents which Buyer delivers shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

Section 6.2 Seller’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 5.2, at the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) the consents and approvals described in Schedule 5.1(c);

(b) an executed Bill of Sale and General Assignment (the “Bill of Sale”) in the form attached hereto as Exhibit A;

(c) an Assumption Agreement (the “Assumption Agreement”) for the Assumed Liabilities, duly executed by the Seller, in the form attached hereto as Exhibit B;

(d) a Domain Name Assignment, (the “Domain Name Assignment”), duly executed by the Seller, in the form attached hereto as Exhibit C;

(e) a Trademark Assignment (the “Trademark Assignment”), duly executed by the Seller, in the form attached hereto as Exhibit D;

(f) a Copyright Assignment (the “Copyright Assignment”), duly executed by the Seller, in the form attached hereto as Exhibit E;

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(g) a Non-Compete Agreement (the “Non-Compete Agreement”), duly executed by RICHARD J. GABRIEL in the form attached hereto as Exhibit F-1;

(h) if applicable, releases (in recordable form), pay-off letters and UCC-3 termination statements (in recordable form) from all parties holding Encumbrances with respect to any of the Assets; and

(i) without limitation by specific enumeration of the foregoing, all other documents reasonably required by Buyer to consummate the Closing.

Section 6.3 Buyer Deliveries. Subject to the fulfillment or waiver of the conditions set, forth in Section 5.1, at the Closing, Buyer, shall promptly therewith deliver, or cause to be delivered to Seller the funds equaling the Purchase Price in the manner set forth in Section 3.1 and executing the following documents:

(a) the Domain Name Assignments, duly executed by the Buyer;

(b) the Assumption Agreement, duly executed by the Buyer;

(c) the Non-Compete Agreements, duly executed by the Buyer;

(d) without limitation by specific enumeration of the foregoing, all other documents reasonably required by Seller to consummate the Closing.

ARTICLE VII

INDEMNIFICAT1ON

Section 7.1 The Seller’s Indemnification Obligations. From and after the Closing for a period of two (2) years from the Closing Date, Seller shall save and keep Buyer and its respective successors and assigns (“Buyer’s Indemnitees”), harmless against and from all Damages sustained or incurred by any Buyer’s Indemnitee, as a result of, or arising out of, or by virtue of:

(a) any inaccuracy in or breach of any representation and warranty made by Seller to Buyer herein or in any closing document delivered to Buyer in connection herewith;

(b) the breach by Seller of, or the failure of Seller to comply with, any of the covenants or obligations under this Agreement to be performed by Seller; and

(c) the ownership by Seller of the Assets prior to the Closing.

Notwithstanding the foregoing or anything to the contrary contained herein, the Seller’s indemnification obligations with respect to Losses arising from or related to a breach of the representations and warranties set forth in Sections 4.1 (a), (e), (h), (j), (n) and (o) and/or with respect to any federal and/or state tax liabilities of Seller prior to the Closing, including without limitation any federal and/or state income tax, sales taxes or other tax liabilities that have been incurred by Seller or its management company, Gabby, shall survive until the expiration of all relevant statutes of limitation.

Section 7.2 Indemnification Procedures,

(a) Notice of Claim. A Buyer’s Indemnitee seeking indemnification pursuant to this Agreement agrees to give notice to the Seller of such claims and any Damages related thereto as promptly as practicable after learning of the claim or other facts and circumstances giving rise to such Damages. The failure to so notify the Seller shall not relieve Seller of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Seller. The Buyer’s Indemnitees may, at their sole discretion and at the Seller’s expense, be represented by and actively participate through their own counsel in any proceedings subject to this indemnification provision.

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Section 7.3 The Buyer’s Indemnification Obligations. From and after the Closing, Buyer shall save and keep Seller and its respective successors and assigns (“Seller’s Indemnitees”), harmless against and from all Damages sustained or incurred by any Seller’s Indemnitee, as a result of, or arising out of, or by virtue of:

(a) the breach by Buyer of, or the failure of Buyer to comply with, any of the covenants or obligations under this Agreement to be performed by Buyer; and

(b) the ownership by Buyer of the Assets subsequent to the Closing.

Section 7.4 Indemnification Procedures.

(a) Notice of Claim. A Seller’s Indemnitee seeking indemnification pursuant to this Agreement agrees to give notice to the Buyer of such claims and any Damages related thereto as promptly as practicable after learning of the claim or other facts and circumstances giving rise to such Damages. The failure to so notify the Buyer shall not relieve the Buyer of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Buyer. The Seller’s Indemnitees may, at their sole discretion and at the Seller’s expense, be represented by and actively participate through their own counsel in any proceedings subject to this indemnification provision.

Section 7.5 Limitation on Indemnification. (a) Seller shall not be required to indemnify or hold harmless any Buyer Indemnitee with respect to any claim for indemnification unless and until the Buyer Indemnitees’ aggregate Losses in respect of all such claims exceeds $25,000, and (b) Buyer shall not be required to indemnify or hold harmless any Seller Indemnitee with respect to any claim for indemnification unless and until the Seller Indemnitees’ aggregate Losses in respect of all such claims exceeds $25,000; provided, however, the forgoing limitation shall not apply to Losses incurred by Buyer Indemnitees arising from or related to a breach by Seller of the representations and warranties set forth in Sections 4.1 (a), (e), (h), (j), (n) and (o) or with respect to any federal and/or state tax liabilities of Seller prior to the Closing, including without limitation any federal and/or state income tax, sales taxes or other tax liabilities that have been incurred by Seller or its management company, Gabby.

ARTICLE VIII

COVENANTS; ADDITIONAL AGREEMENTS

Section 8.1 Further Assurances; Post-Closing Cooperation.

(a) At any time or from time to time after the Closing, at the Buyer’s request and without further consideration, the Seller shall execute and deliver to the Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Assets, and, to the full extent permitted by Law, to put the Buyer in actual possession and operating control of the Assets and to assist the Buyer in exercising all rights with respect thereto, and otherwise to cause the Seller to fulfill its obligations under this Agreement and the Ancillary Agreements.

(b) Subject to Section 8.2(a), following the Closing, each party hereto will afford the other parties, their counsel and their accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the determination or enforcement of rights and obligations under this Agreement or the Ancillary Agreements, (ii) compliance with the requirements of any Governmental or Regulatory Authority, (iii) the determination or enforcement of the rights and obligations of any Indemnified Party or (iv) in connection with any actual or threatened Action. Subject to Section 8.2(a), for a period extending six years after the Closing Date, no party hereto shall destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other parties hereto and such other parties shall not agree in writing to take possession thereof during the ten-day period after such offer is made. Notwithstanding anything to the contrary contained in this Section 8.3(b), if the parties hereto are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with Section 8.1(b) shall be subject to applicable rules relating to discovery.

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(c) Following the Closing, (i) the Seller shall promptly remit to the Buyer any checks, cash, payments, mail or other communications relating to the Assets and the Assumed Liabilities that are received by the Seller after the Closing, and (ii) the Buyer shall promptly remit to the Seller any checks, cash, payments, mail or other communications relating to the Excluded Assets or Retained Liabilities that are received by the Buyer after the Closing.

Section 8.4 Refunds and Returns. The Seller shall accept returns of all products sold and shipped by it prior to the Closing Date and the Seller shall pay refunds to the Buyer’s customers in connection therewith and for services performed prior to the Closing Date in accordance with the Seller’s standard return policy. The Buyer shall forward to the Seller any return of any product received by the Buyer but sold and shipped by the Seller prior to the Closing Date and the Seller shall pay any refunds in connection therewith. In the event that it is unclear as to whether a the Liability relative to a refund or return should be borne by the Seller or Buyer, the Buyer shall (1) first consult with the Seller and obtain its comments and input as to whether such products or services were sold and shipped or performed prior to the Closing Date by the Seller or after the Closing Date by the Buyer, and (2) after having obtained the Seller’s comments and input, allocate the Liability in a good faith manner, taking into account all reasonable comments and input of the Seller. The Buyer may also, at the request of the Seller, contact the customer(s) requesting a refund to obtain its comments and input.

Section 8.2 Tax Matters.

(a) The Seller shall, and shall cause its Affiliates to, provide the Buyer with such cooperation, assistance and information as it may reasonably request in respect of Taxes relating to the Assets, the preparation of any Tax Return, including Returns relating to Transfer Taxes, amended Tax Returns or claim for refund in respect of the Assets, or the participation in or conduct of any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes relating to the Assets. Such cooperation and information shall include (i) providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which the Seller may possess or control, and (ii) making employees or agents available on a mutually convenient basis to provide explanations of any documents or information provided. For a period that is equal to the longer of (x) six years and (y) the expiration of all relevant statutes of limitation, the Seller shall retain all relevant tax documents, including prior years’ Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the Buyer.

(b) All applicable Transfer Taxes imposed in connection with this Agreement and the transactions contemplated hereby shall be borne by the Seller, and the Seller and the Stockholders shall jointly and severally indemnify, defend, and hold harmless the Buyer and its Affiliates with respect to such Transfer Taxes. The Seller and the Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(c) The Seller acknowledges and agrees that the purchase of the Assets hereunder is an “applicable asset acquisition” within the meaning of section 1060(c) of the Code.

ARTICLE IX

RESTRICTIVE COVENANTS

Section 9.1 Confidentiality. From and after the Closing Date, the Seller shall, and shall cause her Affiliates and their respective officers, directors, employees and advisors (collectively, the “Recipients”) to, keep confidential any information relating to the Assets or the Business, except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of a disclosure by the Seller or any Recipients, or (c) is or becomes available to the Seller or any of the Recipients on a non-confidential basis from a source that to the Seller’s or such Stockholder’s or Recipient’s knowledge, as applicable, is not prohibited from disclosing such information to the Seller or such Recipient by a legal, contractual or fiduciary obligation to any other Person. Should either Seller or any such Recipient be required to disclose any such information in response to an Order or as otherwise required by Law or administrative process, it or he shall inform the Buyer in writing of such request or obligation as soon as possible after the Seller or such Recipient, as applicable, is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Buyer. If the Seller or such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

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Section 9.2 No Competition.

(a) The Seller covenants and agrees that for the five-year period immediately following the Closing Date it will refrain from, directly or indirectly through any Subsidiary, Affiliate, partnership, joint venture or agent, for its own account or as an owner, stockholder, operator, manager, advisor or consultant of or to any Person: (i) employing, engaging or seeking to employ or engage any Transferred Employee(s) or any other Person who at or prior to the Closing had been an employee of the Seller, the Buyer or any of their respective Affiliates, unless such employee (A) resigns voluntarily (without any solicitation from the Seller or any of its Affiliates) or (B) is terminated by the Buyer or any of its Affiliates after the Closing Date; (ii) participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Exchange Act), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business which comprised the Business on the Closing Date in any jurisdiction in which the Seller participated or engaged in such lines of business on the Closing Date; or (iii) otherwise competing with the Business as conducted by the Buyer anywhere in the world.

(b) The parties hereto recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 9.2. It is the intention of the parties that the provisions of this Section 9.2 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 9.2 shall not render unenforceable, or impair, the remainder of the provisions of this Section 9.2. Accordingly, if at the time of enforcement of any provision of this Section 9.2 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by Law.

ARTICLE X

MISCELLANEOUS

Section 10.1 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, that Buyer shall be permitted to assign its rights and delegate its obligations hereunder to any of its affiliates, provided further, however, that such assignee acknowledges in writing its assumption of the obligations of Buyer under this Agreement and demonstrates to the satisfaction of Seller the capability, financial and otherwise, of fulfilling the obligations of Buyer hereunder.

Section 10.2 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and its successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

Section 10.3 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation or this Agreement.

Section 10.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when delivered by hand or by fax (with copy delivered by international courier or by registered or certified mail, return receipt requested, postage prepaid within three Business Days thereof), and addressed to the intended recipient as set forth below:

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if to Seller:

Gabriel Capital Management, LLC

1 International Blvd. Suite 901

Mahwah, New Jersey 07495

With a copy to:

Wilson, Elser, Moskowitz,

Edelman & Dicker LLP

200 Campus Drive

Florham Park, NJ 07932

Attn: Roger R. Gottilla, Esq.

if to Buyer:

Dropshippers.com LLC

822 West Shore Drive

Kinnelon, New Jersey 07450

Attn.: Jeanmarie Gabriel, Manager

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 10.5 Entire Agreement. This Agreement and the instruments to be delivered by the Parties pursuant to the provisions hereof constitute the entire agreement between the Parties with respect to the subject matter hereof, and all prior or contemporaneous negotiations, discussions, agreements or understandings, oral or written, are merged herein and are superseded hereby. Seller and/or her agents and representatives have made no representations or warranties, express or implied, and Buyer has relied upon none, other than those expressly contained herein

Section 10.6 Governing Law & Dispute Resolution. This Agreement shall be governed by and shall be construed and unforced in accordance with the laws of the State of New Jersey, without regard its conflict of law principles. Any and all disputes (other than actions for specific performance) will be settled by arbitration by a single arbitrator under the Commercial Rules of Arbitration of the American Arbitration Association, in or near Mahwah, New Jersey.

Section 10.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

Section 10.8 Bulk Sales Laws. The parties hereto hereby waive compliance with the bulk sales Laws of any jurisdiction in which any of the Assets are located or in which any operations relating to the Business are conducted. The Seller shall indemnify the Buyer and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of the Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

Section 10.9 Brokers. The Parties represent to each other that no Person has acted as broker, finder, or investment advisor for the Buyer or any affiliate of the Buyer in connection with the transaction with Seller. The Parties hereby indemnify one another in the event anyone other than the broker identified above claims to have acted as a broker for one of the Parties and seeks compensation in connection therewith.

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Section 10.9 Expenses; Transfer Taxes. Each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, brokers’, accountants’ and other professional fees and expenses. Notwithstanding the foregoing, Seller shall be responsible for the cost of all stales, use, stamp, documentary, excise and transfer taxes which may be payable in connection with the transaction contemplated hereby.

Section 10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the turns, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but, the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party and no waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder.

Section 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.12 Jury Trial Waiver. ALL PARTIES TO THIS AGREEMENT, UPON ADVICE OF THEIR RESPECTIVE ATTORNEYS OR ADVISORS, HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, EXPRESSLY AND MUTUALLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR SELLER ANCILLARY AGREEMENTS EVIDENCING THE OBLIGATIONS OF THE PARTIES, OR (B) IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE SELLER ANCILLARY AGREEMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, OR (C) IN ANY LITIGATION BETWEEN THE PARTIES IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, AND EACH PARTY HEREBY AGREES AND CONSENTS THAT EACH SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY THE COURT WITHOUT A JURY TRIAL.

Section 10.13 Controlling Provisions. In the event of any conflict between the terms of this Agreement and the terms of Seller Ancillary Agreements, the terms of this Agreement shall govern.

Section 10.14 Incorporation. The terms and conditions of each of the documents executed and delivered in connection herewith are hereby incorporated herein by reference.

Section 10.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this of any text.

Section 10.16 Multiple Counterparts and Facsimile or Electronic Signatures. This Agreement may be signed in multiple counterparts, and when each Party has signed a counterpart hereof, each such counterpart shall be a binding and enforceable agreement as an original. In addition, this Agreement may be executed by facsimile or electronic signatures, and such facsimile or electronic signatures will be deemed to be as valid as an original signature whether or not confirmed by delivering the original signatures in person, by courier or by mail, although it is the Parties’ intentions to deliver original signatures after delivery of facsimile or electronic signatures.

[END OF TEXT – SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

WITNESS:	SELLER:

DROPSHIPPERS.COM LLC

By:
Jeanmarie Gabriel, Manager

WITNESS:	BUYER:

GABRIEL CAPITAL MANAGEMENT, LLC

By:
Richard J. Gabriel, Managing Member

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